Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN APPOINTS DAVID C. HULIHEE
TO ITS BOARD OF DIRECTORS

Honolulu (November 1, 2013) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced that Grace Pacific LLC (Grace) Chief Executive Officer David C. Hulihee has been appointed to the A&B board of directors, bringing with him extensive construction and development experience, and a long track record of outstanding service to the Hawaii community.
Since 2008, Hulihee has served as the chief executive officer and president of Grace and was its chairman of the board of directors until A&B’s acquisition of Grace on October 1, 2013. Hulihee is responsible for Grace’s strategic plans and programs, overall operations, and long-range planning. Hulihee also has a 42-year career in construction with Royal Contracting, Co., Ltd., one of Hawaii’s largest civil construction companies, and has been a partner in the development of various commercial projects in the state.
“We are very pleased to welcome David to A&B's board,” said Stanley M. Kuriyama, A&B chairman and chief executive officer. “His extensive experience in real estate construction and development, combined with his strategic leadership skills and deep and active commitment to the Hawaii community, will certainly benefit future board deliberations and make him an excellent fit for the A&B board. In addition, as a major shareholder of A&B, David’s interests will be well aligned with those of our shareholders. I look forward to working closely with David as we look for new opportunities to strengthen and grow the Company,” added Kuriyama.
Mr. Hulihee, age 65, serves on the board of directors of First Hawaiian Bank, the board of governors of Iolani School, the board of trustees of the Queen’s Health System, and was recently named a director of the Honolulu Board of Water Supply. Throughout his career he has served on numerous not-for-profit boards in Hawaii, such as the Bishop Museum, the Kalihi-Palama Health Center and HMSA. Mr. Hulihee is a graduate of Iolani School and Syracuse University, where he received a bachelor’s degree in accounting.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a premier Hawaii company, with interests in real estate development, commercial real estate, agriculture, natural materials and infrastructure construction. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising eight million square feet of leasable space in Hawaii and the U.S. Mainland. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest natural materials and infrastructure construction company and asphalt paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 18-28 of Alexander & Baldwin, Inc.’s 2012 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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